Exhibit 99.1

NOW Inc. Amends Senior Secured Revolving Credit Facility

HOUSTON, TX, December 17, 2021 – NOW Inc. (NYSE:DNOW) announced today that it has entered into an amendment (the “First Amendment”) to the existing senior secured credit facility with a syndicate of lenders, with Wells Fargo Bank, National Association serving as the administrative agent (as amended, the “Credit Agreement”).

The First Amendment amends certain terms, provisions and covenants of the Credit Agreement, including, among other things: (i) extends the maturity date under the Credit Agreement to December 14, 2026; (ii) provides for a five-year $500 million global revolving credit facility, with potential to further increase the credit facility to $750 million; (iii) increases availability under the Credit Agreement by expanding the borrowing base definition to include certain pledged cash deposits of the Borrowers; and (iv) decreases by 0.250% the applicable rate for borrowings of base rate loans and Eurocurrency rate loans when the Fixed Charge Coverage Ratio (as defined in the Credit Agreement) is less than or equal to 1.50 to 1.00.

David Cherechinsky, President and Chief Executive Officer of NOW Inc. stated, “I am pleased that we have completed the amended credit facility which extends our agreement through December 2026 and provides cost savings and improved terms. Working capital efficiencies converted our inventory and receivables into record cash levels. Under the updated credit facility, including the accordion feature, we maintain a considerable runway for growth with the potential to triple our reported third quarter credit facility availability of $248 million. We are appreciative of our bank group’s support and continued commitment to DNOW. The amended credit facility along with our strong cash position and debt-free balance sheet provide significant strategic flexibility and capital for continued growth.”

Additional information regarding the First Amendment can be found on a Form 8-K to be filed with the Securities and Exchange Commission.

About NOW Inc.

NOW Inc. is one of the largest distributors to energy and industrial markets on a worldwide basis, with a legacy of over 150 years. NOW Inc. operates primarily under the DistributionNOW and DNOW brands. Through its network of approximately 195 locations and 2,400 employees worldwide, NOW Inc. offers a comprehensive line of products and solutions for the upstream, midstream and downstream energy and industrial sectors. Our locations provide products and solutions to exploration and production companies, energy transportation companies, refineries, chemical companies, utilities, manufacturers and engineering and construction companies.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NOW Inc. with the U.S. Securities and Exchange Commission, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Source: NOW Inc.

Mark Johnson

Senior Vice President and Chief Financial Officer

(281) 823-4754